UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2007

TBS INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	000-51368	98-0225954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY AGREEMENTS OF CERTAIN OFFICERS.

(e)           On August 20, 2007, the Compensation Committee of the Board of Directors of TBS International Limited (the "Company") approved an award of 15,000 share units to Martin D. Levin, who joined TBS International Limited as Director – New Shipbuilding Projects on July 1, 2007.  Mr. Levin is a naval architect with specialized experience in dry cargo vessels and vessel construction in Chinese, U.S. and European shipyards.  The share units had a market value of $467,850 based on the closing price of Class A shares on the grant date.  One-third of these units will vest upon the launch of the first vessel built for the Company by China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co, Ltd. (the "Launch Date").  The remaining units will vest in two equal installments upon the first and second anniversaries of the Launch Date.

        The Compensation Committee approved the grant under the TBS International Limited 2005 Equity Incentive Plan, which the Committee amended on that same date.  Specifically, the Compensation Committee adopted an amendment to the plan to replace the three-year minimum vesting requirement with respect to share units with language permitting the Compensation Committee, in its sole discretion, the ability to determine the period(s), including any conditions for determining such period(s), during which any restrictions on vesting will apply.  The Compensation Committee also amended the plan expressly to permit it to accelerate the vesting of share units at any time in its sole discretion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL LIMITED

Date: September 11 , 2007	By:
s/s Ferdinand Lepere Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer